EXHIBIT 10.2

[VONAGE LETTERHEAD]

July 15, 2009

Kurt Rogers

18 Ardmore Rd

Scarsdale, NY 10583

Dear Kurt:

We are pleased to inform you that after careful consideration Vonage America, Inc. (the “Company”) has decided to extend this offer of employment, subject to the required approvals of the Board of Directors of Vonage Holdings Corp. This Offer Letter sets forth the terms of the Company’s offer, which, if you accept, will govern your employment.

1. Employment

(a)	You will be employed in the position of Chief Legal Officer.

(b)	You will report to Marc Lefar, Chief Executive Officer.

(c)	Your employment will commence on 7/27/09.

2. Location

You will work at the Company’s headquarters on a regular full-time basis, presently located in Holmdel, NJ.

3. Compensation

(a)	The Company will pay you an annual base salary (“Base Salary”) of $365,000, less applicable withholding, payable in equal installments in accordance with the Company’s regular payroll practices for similarly situated employees, but in no event less frequently than biweekly in arrears.

(b)	In addition to base salary, you will be eligible for a Target Bonus Opportunity (“TBO”) of up to 60% of your base salary. You should understand, however, that TBO payouts are not guaranteed and are granted in the Company’s sole discretion based on individual and Company performance. When made, TBO payouts are generally paid in March. You must be employed on the payout date to receive any TBO payout. The company will not pro-rate any TBO payout for 2009.

(c)	You will also be paid a sign on bonus of $30,000, less applicable withholdings, to be paid during the first week after the commencement of your employment. In the event you voluntarily end your employment with the Company prior to the first full year of employment, you will be required to repay any paid sign on bonus amounts.

4. Stock Options

In addition, you will be granted an option under Vonage Holding Corp.’s Incentive Plan to purchase 450,000 shares of Vonage Holding Corp.’s common stock in accordance with the Incentive Plan (the number of shares and exercise price are subject to adjustment based on subsequent stock splits, reverse stock splits, other adjustments, or recapitalizations). The options will vest and become exercisable as to 1/4th of the shares on each of the first, second, third and fourth anniversaries of the date of the award, which will be the first trading day of the month following approval by the Board of Directors. The exercise price will be the closing price of a share of Vonage stock on the date of the award. The stock option grant will be governed by and subject to the terms of Vonage Holding Corp.’s Incentive Plan and your individual stock option agreement. A copy of the Incentive Plan and form of individual stock option agreement are included with this Offer Letter. Your actual individual stock option agreement will be forwarded to you at a later time, once the Board of Directors approves the grant and the exercise price is established.

5. Benefits

(a)	Participation in the health and dental plan of the Company begins after sixty (60) days of employment in accordance with the terms of the plans. Enclosed is information regarding the benefits offered to all the Company employees.

(b)	The Company will reimburse you for your reasonable out-of-pocket expenses actually incurred or paid by you for the continuation of your current medical and dental benefits (excluding all other benefits, including vision benefits, which shall be your responsibility) during the sixty (60) day waiting period in the amount of 100% of such costs up to a maximum of $4,000.

(c)	You are eligible to participate in the Company’s 401k plan on the first day of the month following the completion of three (3) months of employment

(d)	If you choose to participate in these benefits, you will receive a Summary Plan Description for the health and dental insurance, as well as the 401k plans. (A copy of the plan documents is available from the Plan Administrator.) In the event of a discrepancy between this Offer Letter and the plan documents, the plan documents govern.

(e)	You will annually be entitled to 20 Flexible Days Off (FDO) to be used in accordance with our Flexible Days Off policy

6. Lodging

The Company shall provide you, for period of twelve (12) months, lodging accommodations, in accordance with our Travel & Expense policy when working at the Holmdel, NJ location.

7. Severance

In addition, in the event your employment is terminated by the Company without “Cause” or by you with “Good Reason”, as defined below, you will be entitled to severance pay equal to twelve (12) months of your then-current base salary., less applicable withholding, which will be paid by the Company during its regular payroll cycle over the twelve (12) month period following your employment termination, provided you execute (and do not revoke) a Separation Agreement and General Release.

“Cause” means (i) material willful failure to perform your employment duties (not as consequence of any illness, accident or other disability), (ii) continued, willful failure to carry out any reasonable lawful direction of the Company, (iii) diverting or usurping a corporate opportunity of the Company, (iv) fraud, willful malfeasance, gross negligence or recklessness in the performance of employment duties, (v) other serious, willful misconduct which causes material injury to the Company or its reputation, including, but not limited to, willful or gross misconduct toward any of the Company’s other employees, and (vi) conviction of a felony or a crime involving moral turpitude.

“Good Reason” means: (i) a material decrease in your base salary; (ii) a material diminution of your authorities, duties or responsibilities; (iii) a change in principle work location more than 25 miles south, or west of Holmdel, NJ (iv) a failure of the Company to pay material compensation due and payable to you in connection with your employment; provided, however, that no event or condition described in clauses (i) through (iii) shall constitute Good Reason unless (x) you give the Company’s most senior Human Resources employee written notice of your intention to terminate your employment for Good Reason and the grounds for such termination within 45 days after the occurrence of the event giving rise to the “Good Reason” termination and (y) such grounds for termination (if susceptible to correction) are not corrected by the Company within 30 days of its receipt of such notice (or, in the event that such grounds cannot be corrected within such 30-day period, the Company has not taken all reasonable steps within such 30 day period to correct such grounds as promptly as practicable thereafter). If the Company does not correct the grounds for termination during such 30-day cure period, your termination of employment for “Good Reason” may become effective within 30 days after the end of the cure period. Unless otherwise advised by the Company, you will be expected to perform services for the Company during the cure period.

8. Miscellaneous

(a)	This offer is contingent on: (i) you signing and returning to the Company the (a) Confidentiality and Innovations Agreement, (b) Non-Compete Agreement, and (c) Pre-Employment Questionnaire (copies of which are enclosed with this Offer Letter); and (ii) a successful background check and reference verification. Your responses to the Pre-Employment Questionnaire may require a follow-up discussion.

(b)	You hereby represent to the Company that you are under no obligation or agreement that would prevent you from becoming an employee of the Company, or adversely impact your ability to perform the expected responsibilities. By accepting this offer, you agree that no trade secret or proprietary information not belonging to you or the Company will be disclosed or used by you at the Company.

(c)	This Offer Letter is not an employment contract and does not create an implied or express guarantee of continued employment. By accepting this offer, you are acknowledging that you are an employee at-will. This means that either you or the Company may terminate your employment at any time and for any reason or for no reason. Upon your acceptance, this Offer Letter will contain the entire agreement and understanding between you and the Company and supersedes any prior or contemporaneous agreements, understandings, communications, offers, representations, warranties, or commitments by or on behalf of the Company, whether written or oral. The terms of your employment may be amended in the future other than increases in compensation. The terms of your employment may only be amended in the future by the written agreement of you and the Company.

(d)	This Offer Letter shall be interpreted to avoid any penalty sanctions under section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under section 409A of the Code, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions shall not be imposed. You shall be solely responsible for any tax imposed under section 409A of the Code and in no event shall the Company have any liability with respect to any tax, interest or other penalty imposed under section 409A of the Code. Severance pay under this Offer Letter is intended to comply with the “severance pay” exception to section 409A of the Internal Revenue Code, to the maximum extent applicable

If section 409A applies to payments under this Offer Letter, this Offer Letter shall be administered in accordance with section 409A, including the six-month delay for “specified employees.” Any payments under this Agreement that are required to be postponed pursuant to section 409A shall be postponed for a period of six months after termination of employment, as required by section 409A. The accumulated postponed amount, with interest as described below, shall be paid to you in a lump sum payment within ten days after the end of the six-month period. If you die during the postponement period prior to the payment of the postponed amount, the amounts withheld on account of section 409A, with interest, shall be paid to the personal representative of your estate within 60 days after the date of your death. If amounts are postponed on account of section 409A, the postponed amounts will be credited with interest for the postponement period at the prime rate published in the Wall Street Journal on your termination date.

Distributions upon termination of employment may only be made upon a “separation from service” as determined under section 409A. Each payment under this Offer Letter shall be treated as a separate payment for purposes of section 409A. In no event may, directly or indirectly, designate the calendar year of any payment to be made under this Offer Letter. All reimbursements and in kind benefits provided under this Offer Letter shall be made or provided in accordance with the requirements of section 409A of the Code.

United States law requires all companies to verify an employee’s authorization to work in the United States. If you accept this offer, you will need to bring certain documents with you on your first day that allows the Company to verify your work authorization. Enclosed is an Employment Eligibility Verification (form I-9). Please review the form and bring the appropriate documents required for employment verification on your start date. You will be asked to complete the form in the presence of a witness on your start date.

Also enclosed are a Direct Deposit Authorization Form and an Employee Withholding Allowance Certificate (W-4). Please complete these forms and bring them with you on your start date.

If these terms are agreeable to you, please sign and date the Offer Letter in the appropriate space at the bottom and return it to me by July 17, 2009. We are excited at the prospect of your joining the Company, and look forward to your future contributions.

Sincerely,

/s/ Marc Lefar
Marc Lefar
Chief Executive Officer

Agreed and Accepted:

Name:	/s/ Kurt Rogers
Kurt Rogers

Date:	7/27/09

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